EXHIBIT 99.(12)

March 20, 2026
Saturna Investment Trust
1300 North State Street
Bellingham, Washington 98225-4730
Re:	Reorganization to Combine Series of Trust
Ladies and Gentlemen:
Saturna Investment Trust, a Washington trust (“SIT”), on behalf of each of its segregated Funds of assets (“series”) Saturna Sustainable Equity Fund (the “Target”) and Saturna International Fund (“Acquiring Fund”),1 has requested our opinion as to certain federal income tax consequences of Acquiring Fund’s proposed acquisition of the Target pursuant to a Plan of Reorganization and Termination (“Plan”) adopted by the Board of Trustees of SIT (the “Board”).  The Plan contemplates (1) Acquiring Fund’s acquisition of all Target’s Assets2 in exchange solely for the issuance to Target of voting shares of beneficial interest (“shares”) in Acquiring Fund and Acquiring Fund’s assumption of all Target’s Liabilities, followed by (2) Target’s distribution of those shares pro rata to its Shareholders in complete liquidation thereof (for federal tax purposes), and (3) Target’s termination as a series of SIT and dissolution under Washington law, all on the terms and conditions set forth in the Plan (all the foregoing transactions involving Acquiring Fund and Target being referred to herein collectively as the “Reorganization”).
In rendering this opinion, we have examined (1) the Plan, (2) the Combined Information Statement and Prospectus (“Information Statement”), regarding the Reorganization that was furnished to the shareholders of the Target (the “Shareholders”) and (3) other documents we have deemed necessary or appropriate for the purposes hereof (collectively, “Documents”).  We have assumed, for those purposes, the accuracy and completeness of the information contained in all the Documents.  As to various matters of fact material to this opinion, we have relied, exclusively and without verification (with your permission), on the representations and warranties made in the Plan (as contemplated in paragraph 4.3.16 thereof) (each, a “Representation”).  We have assumed that any Representation made “to the knowledge and belief” (or similar qualification) of any person or party is, and as of the close of business on the date hereof (“Effective Time”) will be, correct without that qualification.  We have also assumed that as to all matters for which a person or entity has represented that the person or entity is not a party to, does not have, or is not aware of any plan, intention, understanding, or agreement, there is and was no such plan, intention, understanding, or agreement.  Finally, we have assumed that the Documents and the Representations present all the material and relevant facts relating to the Reorganization.

1 Each of Target and Acquiring Fund is sometimes referred to herein as a “Fund.”
2 Each capitalized term that is not defined herein has the meaning ascribed thereto in the Plan.

March 20, 2026

OPINION
With respect to the Reorganization and the Funds participating therein and the Shareholders thereof, it is our opinion that, based solely on the facts set forth in the Documents and the assumptions described above and conditioned on (1) all the Representations’ being true and complete at the Effective Time and (2) the Reorganization’s being consummated in accordance with the Plan (without the waiver or modification of any terms or conditions thereof and without taking into account any amendment thereof that we have not approved), for federal income tax purposes:
(1)     Target’s transfer of the Assets to Acquiring Fund in exchange solely for Acquiring Fund Shares and Acquiring Fund’s assumption of the Liabilities, followed by Target’s distribution of those shares pro rata to the Shareholders actually or constructively in exchange for their Target Shares and in complete liquidation of Target, will qualify as a “reorganization” (as defined in section 368(a)(1)3), and each Fund will be “a party to a reorganization” (within the meaning of section 368(b));

(2)     Target will recognize no gain or loss on the transfer of the Assets to Acquiring Fund in exchange solely for Acquiring Fund Shares and Acquiring Fund’s assumption of the Liabilities or on the subsequent distribution of those shares to the Shareholders in exchange for their Target Shares;

(3)     Acquiring Fund will recognize no gain or loss on its receipt of the Assets in exchange solely for Acquiring Fund Shares and its assumption of the Liabilities;

(4)     Acquiring Fund’s basis in each Asset will be the same as Target’s basis therein immediately before the Reorganization, and Acquiring Fund’s holding period for each Asset will include Target’s holding period therefor (except where Acquiring Fund’s investment activities have the effect of reducing or eliminating an Asset’s holding period);

(5)     A Shareholder will recognize no gain or loss on the exchange of all its Target Shares solely for Acquiring Fund Shares pursuant to the Reorganization; and

(6)     A Shareholder’s aggregate basis in the Acquiring Fund Shares it receives in the Reorganization will be the same as the aggregate basis in its Target Shares it actually or constructively surrenders in exchange for those Acquiring Fund Shares, and its holding period for those Acquiring Fund Shares will include, in each instance, its holding period for those Target Shares, provided the Shareholder holds those Target Shares as capital assets at the Effective Time.
Notwithstanding anything herein to the contrary, we express no opinion as to the effect of the Reorganization on either Fund participating therein or any Shareholder with respect to any Asset as to which any unrealized gain or loss is required to be recognized for federal income tax purposes at the end of a taxable year (or on the termination or transfer thereof) under a mark-to-market system of accounting.
Our opinion is based on, and is conditioned on the continued applicability of, the provisions of the Code and the Regulations, judicial decisions, and rulings and other pronouncements of the IRS in existence on the date hereof.  All the foregoing authorities are subject to change or modification that can be applied retroactively and thus also could affect the conclusions expressed herein; we assume no responsibility to update our opinion after the date hereof with respect to any such change or modification.

3 All section references are to the Internal Revenue Code of 1986, as amended (the “Code”).

March 20, 2026

Our opinion represents our best judgment regarding how a court would decide the issues addressed herein and is not binding on the IRS or any court.  Moreover, our opinion does not provide any assurance that a position taken in reliance thereon will not be challenged by the IRS, and although we believe that our opinion would be sustained by a court if challenged, there can be no assurances to that effect.
Our opinion addresses only the specific federal income tax consequences of the Reorganization set forth above and does not address any other federal, or any state, local, or foreign, tax consequences of the Reorganization or any other action (including any taken in connection therewith).  Our opinion also applies only to the extent each Fund is solvent, and we express no opinion about the tax treatment or consequences of the Reorganization if either Fund participating therein is insolvent.  Finally, our opinion is solely for the information and use of the addressees, the Shareholders and the Contract Owners and may not be relied on for any purpose by any other person without our express written consent.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form N-14 of SIT (the “Registration Statement”) filed with the U.S. Securities and Exchange Commission (the “Commission”) in connection with the Reorganization.  Further, we hereby consent to the references to our firm and the discussion of this opinion in the Registration Statement under the Information Statement heading “Federal Income Tax Consequences of the Reorganization.”  In giving this consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in Section 11 of the Securities Act of 1933, as amended (the “Securities Act”) or the rules and regulations promulgated thereunder by the Commission, nor do we admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.
Very truly yours, /s/ K&L Gates LLP